EXHIBIT 99.1

November 13, 2009

Ivanhoe Energy appoints Gerald Schiefelbein as Chief Financial Officer

CALGARY, CANADA – Robert Friedland, Executive Co-Chairman, President and CEO of Ivanhoe Energy Inc. (TSX: IE; NASDAQ: IVAN), today announced the appointment of Gerald (Jerry) Schiefelbein as Chief Financial Officer of Ivanhoe Energy Inc. to succeed retiring Chief Financial Officer Gordon Lancaster.

Mr. Lancaster is retiring after six years as Ivanhoe Energy’s CFO, completing a very successful career as a senior financial executive and chartered accountant with public and private firms in Western Canada.

“We are extremely pleased that Jerry has agreed to assume Gordon’s role as Ivanhoe Energy enters a dynamic phase of international growth,” Mr. Friedland said.

“Jerry brings to Ivanhoe Energy 23 years of finance experience in the international oil and gas industry, having worked in North America, Europe and the Middle East with the BP Group and Amoco. His extensive international experience is an excellent match with our own profile as we proceed with the execution of our international development plans for HTL heavy oil and other oil and gas projects.”

Immediately prior to joining Ivanhoe Energy, Mr. Schiefelbein was Chief Financial Officer with Chicago-based BP Integrated Supply & Trading, where he led the finance department for BP’s crude and oil-products supply and trading operations in the Americas. He received an undergraduate degree in business from the University of Wisconsin at Madison and his Masters in Management from the Kellogg Graduate School of Management at Northwestern University, in Illinois.

With Mr. Schiefelbein’s appointment, the office of the Chief Financial Officer will be relocated to Calgary, Alberta, adding impetus to the company’s focus on Calgary as a key management centre supporting business units within the Ivanhoe Energy group of companies. Also based in Calgary are David Dyck, the newly appointed President and Chief Executive Officer of Ivanhoe Energy Canada Inc., members of the Alberta Tamarack Project development team and members of the senior management team for Sunwing Energy Inc., Ivanhoe Energy’s Asia subsidiary. The Calgary operations centre is complemented by the company’s HTL technology centre in Houston, Texas, the operations offices in Quito, Ecuador, and the support offices in Bakersfield, California; Beijing, China; Vancouver, Canada; and London, England.

Ivanhoe Energy is an independent international heavy-oil development and production company focused on pursuing long-term growth in its reserves and production using advanced technologies, including its proprietary heavy-oil upgrading process (HTL). Core operations are in Canada, Ecuador and China, with business development opportunities worldwide. Ivanhoe Energy trades on the NASDAQ Capital Market with the ticker symbol IVAN and on the Toronto Stock Exchange with the symbol IE.

Investors Contact:	Ian Barnett 1-416-792-3308 / Bill Trenaman 1-604-688-8323
Media Contact:	Bob Williamson 1-604-331-9880
Website:	www.ivanhoeenergy.com